Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-182935, 333-37878); and on Form S-3 (Registration No. 333-114483, 333-175054) of our report dated March 10, 2014, with respect to the consolidated financial statements of TOR Minerals International, Inc. and Subsidiaries as of  December 31, 2013 and 2012 for each of the years ended then ended included in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ UHY LLP
UHY LLP
Houston, Texas
March 10, 2014